Exhibit 99.1

SUNation Energy Announces 2026 First Quarter Results;
Highlights Commercial Growth, Cost Discipline and Strategic Flexibility

Commercial revenue increased 15% year over year, partially offsetting the anticipated residential slowdown in a post-25D market.

Operating expenses declined 10% and interest expense fell 77% as the Company continued to execute on cost discipline and debt reduction initiatives.

SUNation reduced accounts payable and total liabilities during the quarter, and continued actions to enhance financial flexibility through capital markets and debt management initiatives.

RONKONKOMA, N.Y., May 15, 2026 (GLOBE NEWSWIRE) -- SUNation Energy, Inc. (Nasdaq: SUNE) (“SUNation” or the “Company”), a leading provider of residential and commercial solar energy systems, battery storage solutions, and comprehensive energy services, today announced financial results for the first quarter ended March 31, 2026 (“Q1 2026”)

The first quarter of 2026 reflected a transitional period for SUNation, with an anticipated decline in residential demand and resulting revenue following the expiration of the Section 25D federal tax credit, as well as seasonal weather-related disruption in both New York and Hawaii, including flooding-related impacts in Hawaii, that affected installation activity. These pressures were partially offset by commercial revenue growth, continued service activity, improving storage mix, and disciplined cost management.

Q1 2026 Highlights

●	Commercial Revenue Increased 15% to $1.47 million year over year

●	Operating Expenses Declined 10% to $5.92 million year over year

●	Interest Expense Declined 77% to $0.13 million year over year

●	Accounts Payable Improved by $2.78 million, or 38%, from December 31, 2025

●	Total Liabilities Declined by $4.04 Million, or 17%, from December 31, 2025

●	Outstanding loans payable declined by $0.60 million from December 31, 2025

●	Board continues recently announced strategic pathways initiative focused on financial flexibility, strategic alternatives and long-term shareholder value

Management Commentary

“Our first quarter results were about what we expected for a market coming off the expiration of the Section 25D federal tax credit at the end of 2025,” said Scott Maskin, Chief Executive Officer. “Residential demand was down hard year over year, and in both New York and Hawaii we lost productive installation days to weather, including flooding in Hawaii - so this was not an easy quarter. But this is exactly why we spent the back half of last year preparing for a post-25D market. Commercial revenue grew, service stayed active and remains a growth opportunity, storage trends in Hawaii improved, and we kept working the cost side of the business in a tougher operating environment.”

He continued, “Let’s be clear: overall revenue and gross profit were down, and we’re not trying to dress that up. But several of the priorities we said would matter in this environment did matter. Commercial revenue increased year over year, operating expenses came down, interest expense came down sharply, and we continued to reduce liabilities and debt. These aren’t victory-lap numbers, but they are signs that the business is responding the way we intended when the market got tougher.”

“Just as importantly, our strategic priorities have not changed,” Mr. Maskin added. “Diversification across residential, commercial, service, storage, roofing, and adjacent energy services remains core to how we envision the future of this company, and which is also why we had undertaken our announced strategic transaction review process in April 2026. We also continue to see opportunity in commercial solar, in servicing orphaned systems, and in adjusting our residential offerings and financing approach for a post-25D market. We’ve been on this solar coaster a long time, we’ve operated through volatile market cycles before, and what we will not do is panic or make knee-jerk decisions because of one tough quarter.”

James Brennan, SUNation’s Chief Financial Officer, said, “The lower revenue environment in Q1 2026 had a significant effect on gross profit and gross margin, particularly because certain fixed costs within cost of sales did not decline in line with revenue. Even so, we reduced total operating expenses by 10% year over year, lowered SG&A by 11%, and reduced interest expense by 77%. We also improved several balance sheet accounts during the quarter, including accounts payable and total liabilities, while continuing to address outstanding debt obligations and enhance our financial flexibility.”

Mr. Maskin concluded, “We’re realistic about the backdrop here. The market is resetting, liquidity matters, and this industry is unlikely to get easier in the near term. At the same time, we believe a diversified businesses mix, our position in high-electricity-cost markets like New York and Hawaii, and the work we’ve done on cost structure and the balance sheet leave us better prepared than we would have been a year ago. Our priorities for 2026 are clear: protect liquidity, maintain flexibility, keep building commercial and service activity, expand storage-related opportunities, adapt our financing approach, continue to assess strategic alternatives and execute through the reset. We firmly believe our results will show what we’ve got what it takes as this market settles out.”

Q1 2026 FINANCIAL AND OPERATIONAL RESULTS

Financial Results

●	Consolidated revenue decreased 43.1% to $7.2 million from $12.6 million, driven primarily by a 53% decrease in residential contract revenue and a 3% decrease in service revenue, partially offset by a 15% increase in commercial revenue as the business adjusted to a post-25D market and weather-related disruption in both operating regions.

●	Consolidated gross profit declined to $1.6 million from $4.4 million, and gross margin decreased to 22% from 35%, due primarily to lower revenue and the effect of fixed costs in cost of sales not declining with volume.

●	Total operating expenses decreased 10% to $5.9 million from $6.6 million. Selling, general and administrative expenses declined 11% to $5.4 million from $6.0 million, due primarily to lower selling and marketing expense and lower personnel costs, partially offset by compensation expense related to the earnout liability.

●	Interest expense declined 77% to $0.13 million from $0.6 million, reflecting the benefits of prior debt reduction and restructuring actions.

●	Other income, net, was $0.3 million compared to other expense, net, of $1.3 million in the prior-year period, driven primarily by lower interest expense and gain on debt extinguishment.

●	Operating loss was $4.3 million compared to $2.2 million in the prior-year quarter, and net loss was $4.1 million, or $(1.20) per diluted share, compared to a net loss of $3.5 million, or $(106.71) per diluted share.

Balance Sheet and Liquidity

●	Cash and cash equivalents were $1.7 million at March 31, 2026, compared to $7.2 million at December 31, 2025, reflecting $5.2 million of cash used in operating activities during the quarter.

●	Total current assets declined to $9.0 million from $16.5 million, driven primarily by lower cash balances, lower receivables, lower prepaid expenses and lower contract assets, partially offset by higher inventories.

●	Accounts payable declined to $4.6 million from $7.4 million, reflecting continued efforts to reduce payables and simplify the balance sheet.

●	Total current liabilities declined to $12.6 million from $15.4 million, driven primarily by reductions in accounts payable, customer deposits and contract liabilities, partially offset by a higher current portion of related-party debt.

●	Total long-term liabilities declined to $7.3 million from $8.5 million, reflecting continued paydown of long-term debt obligations.

●	Total stockholders’ equity was $20.3 million at March 31, 2026, compared to $24.3 million at December 31, 2025, reflecting the quarter’s net loss.

Operational Results

Commercial, service, and storage-related activity provided partial support to consolidated results during the quarter as residential solar demand reset lower following the expiration of the Section 25D federal tax credit, and installation activity was negatively affected by weather in both New York and Hawaii

●	Consolidated commercial revenue increased 15% year over year, while service activity remained an important contributor across both operating markets and continued to support customer relationships and recurring revenue opportunities.

●	In New York, commercial contract revenue increased 6% and service revenue increased 10%, reflecting continued demand across non-residential, service, and battery-related activity despite weather-related installation disruption during the quarter.

●	In Hawaii, commercial revenue contributed to results in the quarter, while customer adoption of storage continued to improve, with battery attachment rates increasing 46% year over year, despite operational disruption related to recent flooding.

●	The higher battery attachment rate in Hawaii supported a 27% increase in average revenue per system installed, helped by the state’s Bring Your Own Device Plus program, which incentivizes energy storage additions to rooftop solar systems and underscores the growing strategic importance of storage in the Company’s product mix.

●	On a consolidated basis, revenue per residential installation increased 2%, highlighting the benefit of product mix even as the market adjusted to a post-tax-credit environment.

STRATEGIC INITIATIVES AND MARKET POSITION

In support of the recently announced Board-approved review of strategic initiatives to enhance financial flexibility and assess strategic alternatives, SUNation advanced several balance sheet and capital management actions during the first quarter and in the weeks that followed. These steps included debt repayment, use of an affiliated line of credit, establishment of an at-the-market equity program, expansion of existing credit capacity, and approval of a debt-to-equity conversion arrangement, all intended to improve liquidity and preserve operating flexibility.

●	During the first quarter of 2026, the Company reduced its $1.15 million aggregate principal obligation to a former shareholder by approximately $0.3 million through $0.8 million in borrowings against a related party line of credit, and decreased its recurring monthly payments from $25,000 to roughly $5,000.

●	On April 8, 2026, the Company entered into an at-the-market sales agreement with Maxim Group, LLC, allowing sales of common stock at market prices of up to $3.6 million, and to date had sold 38,524 shares for gross proceeds of $60,604.

●	On April 14, 2026, the Company amended its MBB Energy line of credit to extend the maturity date to October 15, 2026, and increase capacity to $1.5 million from $1.0 million.

●	On April 14, 2026, the Board also approved a debt conversion arrangement for up to $1.2 million of debt payable under the SUNation NY long-term note into restricted common stock issued to Scott Maskin and James Brennan at $1.77 per share, carrying a 10% premium to the closing price of April 13, 2026, which shares are subject to a 180-day lockup (among other control person restrictions).

REGULATORY AND INDUSTRY ENVIRONMENT

The regulatory and industry environment remained dynamic during the first quarter of 2026, following significant federal policy changes enacted in 2025, including the expiration of the Section 25D residential solar federal tax credit at December 31, 2025 under the One Big Beautiful Bill Act. As a result, the residential solar market entered 2026 in a transitional period, with demand patterns adjusting after elevated customer activity ahead of the tax credit sunset in late 2025.

BUSINESS STRATEGY AND OUTLOOK

SUNation believes the business it has built today is more focused, more disciplined and better diversified than it was a year ago. While the Company continues to undertake its strategic alternative transaction assessment, the Company’s strategy remains centered on serving customers in high-value energy markets through a broad offering that includes residential solar, battery storage, commercial projects, service, roofing, and adjacent solutions, while maintaining the flexibility to adapt as market conditions evolve.

Looking ahead, management expects diversification to remain a key strategic consideration, particularly as the residential market adjusts to a post-25D environment. With continued emphasis on storage, service and commercial activity, ongoing efforts to improve the balance sheet and enhance financial flexibility, and a focus on disciplined execution, the Company believes it is better positioned to stabilize performance, serve orphaned-system and retrofit opportunities, and participate in improving demand conditions as they emerge.

At the same time, and as noted above, the Board continues to evaluate strategic pathways intended to enhance financial flexibility, assess strategic alternatives and support long-term shareholder value, alongside management’s continued execution of the Company’s operating plan.

ABOUT SUNATION ENERGY, INC.

SUNation Energy Inc. (Nasdaq: SUNE) is a leading provider of sustainable solar energy and backup power solutions to residential, commercial, and municipal customers. The Company designs, installs, finances, and services solar energy systems and related technologies, helping customers reduce energy costs, increase energy independence, and transition to cleaner energy solutions.

For more information, visit ir.sunation.com

CONTACTS

Scott Maskin

Chief Executive Officer
SUNation Energy, Inc.
smaskin@sunation.com

James Brennan

Chief Financial Officer
SUNation Energy, Inc.
jbrennan@sunation.com

Investor Relations

Alliance Advisors IR
IR@sunation.com

FORWARD-LOOKING STATEMENTS

Our prospects here at SUNation Energy Inc. are subject to uncertainties and risks. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing Sections. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this presentation. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", "projects", "should", or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. We caution readers not to place undue reliance upon any such forward-looking statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company's filings with the SEC which can be found on the SEC's website at www.sec.gov.

FINANCIAL TABLES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

Table 3: Consolidated Operating Results

	Three Months Ended March 31		Change
(In Thousands, except per share data)	2026	2025	$	%

Sales	$7,194	$12,636	$(5,442)	-43.1%
Cost of sales	5,603	8,205	(2,602)	-31.7%
Gross profit	1,591	4,431	(2,840)	-64.1%
Operating expenses:
Selling, general and administrative expenses	5,362	6,039	(677)	-11.2%
Amortization expense	559	559	—	0.0%
Total operating expenses	5,921	6,598	(677)	-10.3%
Operating loss	(4,330)	(2,167)	(2,163)	99.8%
Other income (expense):
Investment and other income	49	48	1	2.1%
Gain on sale of assets	3	—	3	NM
Fair value remeasurement of contingent forward contract	—	109	(109)	-100.0%
Fair value remeasurement of contingent value rights	—	19	(19)	-100.0%
Financing fees	—	(577)	577	-100.0%
Interest expense	(134)	(571)	37	-76.5%
Gain (loss) on debt extinguishment	332	(343)	675	-196.8%
Other income (expense), net	250	(1,315)	1,565	-119.0%
Operating loss before income taxes	(4,080)	(3,482)	(598)	17.2%
Income tax expense	11	14	(3)	-21.4%
Net loss	$(4,091)	$(3,496)	$(595)	17.0%

Basic and diluted net loss per share	$(1.20)	$(106.71)
Weighted average basic and dilutive shares outstanding	3,407	33

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(In thousands)

Table 4: Balance Sheet Highlights

	March 31	December 31
	2026	2025
Cash and cash equivalents	$1,687	$7,182
Current assets	9,050	16,474
Total assets	40,120	48,244
Current liabilities	12,559	15,408
Total liabilities	19,860	23,899
Total stockholders' equity (deficit)	20,260	24,345
Working capital	(3,510)	1,066

CONSOLIDATED CASH FLOW SUMMARY

(In thousands)

Table 5: Cash Flow Summary

	Three Months Ended March 31
	2026	2025
Net cash used in operating activities	$(5,164)	$(3,403)
Net cash provided by investing activities	3	—
Net cash (used in) provided by financing activities	(334)	3,992
Net (decrease) increase in cash, cash equivalents, and restricted cash	(5,496)	589
Cash, cash equivalents and restricted cash at beginning of period	7,182	1,151
Cash, cash equivalents and restricted cash at end of period	$1,687	$1,740

SEGMENT PERFORMANCE SUMMARY

(In thousands)

Table 6: SUNation NY Segment Results

	Three Months Ended March 31
	2026	2025
Revenue	$5,154	$9,545
Gross profit	1,268	3,673
Gross margin	24.6%	38.5%
Operating loss	(1,733)	(378)

Table 7: Hawaii Energy Connection Segment Results

	Three Months Ended March 31
	2026	2025
Revenue	$2,041	$3,092
Gross profit	324	759
Gross margin	15.9%	24.5%
Operating loss	(820)	(574)

ADJUSTED EBITDA RECONCILIATION

Non-GAAP Financial Measures

This press release also includes non-GAAP financial measures that differ from financial measures calculated in accordance with United States generally accepted accounting principles (“GAAP”). Adjusted EBITDA is a non-GAAP financial measure provided in this release, and is net loss calculated in accordance with GAAP, adjusted for interest, income taxes, depreciation, amortization, stock compensation, gain on sale of assets, earnout consideration compensation, financing fees, (gain) loss on debt remeasurement, and non-cash fair value remeasurement adjustments as detailed in the reconciliations presented below in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors, and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these measures do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Table 8: Reconciliation of GAAP Net Income (Loss) To Adjusted EBITDA

	Three Months Ended March 31
	2026	2025
Net Loss	$(4,090,614)	$(3,496,432)
Interest expense	133,449	571,240
Interest income	(5,075)	(3,162)
Income taxes	11,355	14,615
Depreciation	63,162	67,940
Amortization	559,375	559,375
Stock compensation	5,921	30,815
Earnout consideration compensation	531,503	—
Gain on sale of assets	(2,700)	—
FV remeasurement of contingent value rights	—	(19,179)
FV remeasurement of contingent forward contract	—	(109,492)
Financing fees	—	576,594
(Gain) loss on debt remeasurement	(332,412)	343,471
Adjusted EBITDA	$(3,126,036)	$(1,464,215)